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                     March 3, 2023

       Tse Meng Ng
       Chief Executive Officer
       RF Acquisition Corp.
       111 Somerset, #05-06
       Singapore 238164

                                                        Re: RF Acquisition
Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed February 27,
2023
                                                            File No. 001-41332

       Dear Tse Meng Ng:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Michael J. Blankenship